Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Debra Leipman-Yale Named President Of Arcade Marketing

New York, New York – September 8, 2008 – Arcade Marketing has announced the appointment of Debra Leipman-Yale to the position of President of Arcade Marketing, a pre-eminent global developer and producer of multi-sensory and interactive sampling systems for the fine fragrance, cosmetics and personal care markets, effective immediately. Ms. Leipman-Yale will report to Marc L. Reisch, Chairman, Chief Executive Officer and President of Visant Corporation, Arcade Marketing’s parent.

“The global demand for pre-purchase product experiences for the fine fragrance, beauty and cosmetics industry has generated significant long-term opportunities for Arcade. Debra’s leadership skills and marketing and international expertise will greatly assist Arcade in continuing to realize these opportunities,” said Mr. Reisch. He added, “Debra is a great addition to Arcade, and the very skilled technical and sales teams that have consistently delivered industry leading products and performance”.

“I would also like to thank John Van Horn, who has managed the Arcade business for the last four years, for his contributions to Arcade, and look forward to continuing to work with him as he concentrates his efforts within other parts of our Visant Marketing Services business”, Mr. Reisch commented.

“I am excited to be joining Arcade Marketing at this important time in its history. Arcade is a true leader and innovator in its fields of expertise. I welcome the opportunity to lead the company into the next phase of its growth and development”, stated Ms. Leipman-Yale.

Ms. Leipman-Yale has over 25 years of experience in the cosmetics, fragrance and personal care market segments. She was with Clairol for 19 years, last holding the position of President, Clairol International. Ms. Leipman-Yale then joined Revlon where she held the position of Executive Vice President, Chief Marketing Officer. Most recently she served as the Chief Marketing Officer for Intermark USA/Styli-Style Cosmetics.

About Visant

Arcade is a subsidiary of Visant Corporation, a marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics sampling and educational and trade publishing segments. Visant’s consolidated net sales for fiscal year 2007 were $1.3 billion. Additional information is available at www.visant.net.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this press release may contain “forward-looking statements.” Forward-looking statements are based on our current expectations or forecasts of future events. These statements are based on management’s current expectations as of the date made and no assurance can be given that such expectations will prove correct Readers are cautioned not to place undue reliance on these forward-looking statements and are encouraged to read the full cautionary statements in Visant Corporation’s filings with the Securities and Exchange Commission. All forward-looking statements speak only as of the date they are made and the company disclaims any obligation to update publicly or revise any of the forward-looking statements in light of new information, future events or otherwise, except as required by law.

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